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                                                                    EXHIBIT 99.1

          BAM! ENTERTAINMENT OFFERS $1,776,000 OF ITS COMMON SHARES AND
                       WARRANTS TO PURCHASE COMMON SHARES

SAN JOSE, CA - SEPTEMBER 30, 2003 - BAM! Entertainment(R) (NASDAQ: BFUN), today announced that it had agreed to sell 1,850,000 shares of its common stock and warrants to purchase another 1,665,000 shares of its common stock, resulting in gross proceeds (assuming no exercise of the warrants) of $1,776,000, in a private offering to institutional and accredited investors. The Company has also granted the investors a 45 day option to purchase an additional 1,650,000 shares and 1,485,000 warrants on identical terms. The agreement is subject to the satisfaction or waiver of usual conditions precedent.

Under the agreement, the shares of common stock will be issued at $0.96 per share, which is equal to 80% of the 30-day moving average price per share through the date the agreement was signed. The warrants will have a five-year term and will be exercisable at $1.87 per share, which is equal to a premium of 110% of the closing bid price per share on the date the agreement was signed.

This notice does not constitute an offer to sell, or the solicitation of an offer to buy, securities. The securities have not been registered under the Securities Act of 1933, or the securities laws of any jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

FINANCIAL CONTACT:         BAM! Entertainment, Inc.
                           Stephen Ambler
                           Chief Financial Officer
                           Tel.:   (408) 298-7500
                           E-mail: sambler@bam4fun.com

This release contains statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and projections about BAM! Entertainment's business, which are derived in part on assumptions of its management, and are not guarantees of BAM! Entertainment's future performance, as such performance is difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Such factors include, but are not limited to, those described in BAM! Entertainment's Annual Report on Form 10-K for the year ended June 30, 2003, which is filed with the U.S. Securities and Exchange Commission. Readers of this release are referred to those filings. BAM! Entertainment does not intend to update any of these forward-looking statements after the date of this release.

BAM! Entertainment, BAM! and BAM!4 are trademarks of BAM! Entertainment, Inc. are the property of their respective owners.